Exhibit 10.2

TRANSITION AGREEMENT AND RELEASE

THIS TRANSITION AGREEMENT AND RELEASE (“Agreement”) is made and entered into between Nick Bryan Tressler (“Executive”) and Senseonics, Incorporated (“Senseonics”).  The terms of this Agreement are set forth below:

1.Senseonics and Executive have agreed that other than as explicitly set forth herein all employment agreements between Executive and Senseonics will terminate effective on September 1, 2022, and that on that date Senseonics will allow Executive to enter into a “Transition Period” that will continue through December 31, 2022  (the “Resignation Date”), provided that Executive continues to perform his work in a reasonably satisfactorily manner as reasonably determined by Senseonics.  During the Transition Period Executive shall support the Chief Financial Officer, Chief Executive Officer and General Counsel on an as needed basis;

2.In further consideration of and in exchange for Executive’s execution of this Agreement and a second severance and release agreement on or after December 31, 2022, Senseonics will:

(a)following the successful conclusion of the Transition Period, and subject to the delivery of the second severance and release agreement (attached hereto as Exhibit A) and expiry of the revocation waiting period thereunder, provide Executive will severance pay in the form of continued compensation at his existing annualized base salary rate of $361,000 per annum (for a total of $240,667) through August 31, 2023, at regularly scheduled pay periods, less deductions and withholdings required by law (“Severance Payments”).  Executive acknowledges and agrees that the payments he will receive during the Transition Period pursuant to Paragraph 1 and the Severance Payments under this Paragraph 2(a) will satisfy any severance obligation owed to Executive under any employment agreement between the parties; and

(b)reimburse to Executive the premiums for general health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) through August 31, 2023 an amount equal to the premium previously paid by Senseonics on his behalf while he was employed by Senseonics, to the extent that he remains eligible for said insurance coverage under COBRA, and provided that he submits proof of payment of the COBRA premium to Senseonics within 7 business days of payment.  If Executive does not submit to Senseonics proof of payment within 7 business days of payment, he agrees that Senseonics does not have any obligation to reimburse him for that or any further COBRA premiums;

(c)provide Executive with additional severance pay in the amount of $96,267, less deductions and withholdings required by law, representing approximately 8/12 of the 40% target payout bonus for 2022 Executive was eligible to earn under his existing Amended and Restated Employment Agreement and Senseonics’s incentive plans (the “Severance Bonus” as defined in the Employment Agreement), paid when other Company executives are paid the 2022 annual bonus but in no event later than April 15, 2023;

(d)provided Executive remains employed as contemplated by this Agreement, allow Executive to continue to vest in his equity under the terms of the Company’s equity incentive plans to December 31, 2022 for equity awards with vesting dates between the date of this Agreement and the Resignation Date; and

(e)in the event that Senseonics terminates Executive’s employment after the date hereof and prior to the Resignation Date and such termination would not qualify as a “for Cause” termination under the definition of Cause provided in subsections (i), (ii), (iii), (iv), and (vii) of Section 6.3(b) of the Employment Agreement, including without limitation for a breach of the Employee Agreement on Ideas, Inventions, and Confidentiality referenced in Section 7(b) below, then:  the Resignation Date shall be amended to be such termination date; Executive shall remain entitled to the benefits set forth in Sections 2 (a), (b) and (c) above; and the Severance Payments under Section 2(a) shall be increased by pro rata amount calculated by multiplying $361,000 by the number of days from the new termination date to December 31, 2022 and dividing by 365, all provided that Executive delivers and does not revoke in accordance with its terms the second severance and release agreement.

3.Executive forever releases and discharges Senseonics and its current and former shareholders, members, directors, officers, managers, employees, agents, attorneys, accountants, representatives, parent companies, subsidiaries, divisions, predecessors, successors, entities who are or may be considered joint employers, assigns, trusts, and affiliates (the “Releasees”) from any and all claims, demands, suits, or any other form of dispute for adjudication in any forum, whether known or unknown, relating in any way to Executive’s employment with Senseonics or the termination thereof or any event or transaction that occurred before this Agreement is signed, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.A. section 1981 and section 1983, as amended, Title 20 of the Maryland State Government Code, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the federal Family and Medical Leave Act (“FMLA”), as amended, and all other federal, state or local laws relating to the employment relationship or governing employment practices, and claims for breach of contract, wrongful discharge, personal injuries or torts.  Executive is not waiving rights or claims that may arise after the date of this Agreement or which otherwise cannot be waived. EMPLOYEE FULLY UNDERSTANDS THAT THIS IS A GENERAL WAIVER AND RELEASE OF ALL CLAIMS.

4.Executive agrees that he shall not initiate, and represents that he has not initiated and does not intend to initiate, any action before any administrative, judicial or other forum with respect to any matter arising out of, relating to, or connected in any way with, his current employment by Senseonics or the termination thereof, to the extent permitted by law.  Executive hereby releases and waives his right to any monetary recovery in connection with any proceeding initiated by any state or federal agency, or Executive, or anyone on his behalf, against Senseonics or any other Releasee, in connection with any matter arising out of, relating to, or connected in any way with, his current employment by Senseonics or the termination thereof, to the extent permitted by law. Moreover, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of any law or regulation, nor can this Agreement be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by any government agency charged with enforcement of any law.

5.Executive acknowledges and agrees that the payments made pursuant to this Agreement shall not be construed or interpreted as an admission of any liability on the part of

Senseonics or any other Releasee. Senseonics specifically disclaims liability to or wrongful treatment of Executive on the part of Senseonics or any other Releasee.

6.Executive represents and warrants that as of the date he executes this Agreement he has received any and all wages and other compensation for work performed and all overtime compensation and family and medical leave and other leave to which he may have been entitled, and that he is not currently aware of any facts or circumstances constituting sexual harassment, sexual abuse, or retaliation for reporting sexual harassment or abuse, by Senseonics or any other Releasee, or  a violation by Senseonics or any other Releasee of the Fair Labor Standards Act (“FLSA”), as amended, the Maryland Wage Payment and Collection Law (“MWPCL”), as amended, the Families First Coronavirus Response Act, as amended, or other federal, state or local laws relating to the employment relationship or governing employment practices.   Executive further represents that he has not suffered any on-the-job injury for which he has not already filed a claim.

7.(a)Except as relating to claims of sexual harassment or sexual abuse, Executive agrees that he will keep the terms, amount and fact of this Agreement confidential, and that he will not hereafter disclose or discuss any information concerning this Agreement, or any discussions preceding it, to any third person, including, but not limited to, any past, present or future employee of Senseonics.  Executive may only disclose this Agreement to his attorney, tax advisor or immediate family, provided that he expressly advises them of the obligation to keep this Agreement confidential and that they agree to do so.

(b)Executive agrees to comply with the Employee Agreement on Ideas, Inventions, and Confidentiality executed between you and the Company, incorporated by reference and attached as Exhibit B to this Agreement, and further agrees to comply with the obligations set forth in Section 6.1 (c) of his Employment Agreement.  Except as provided by Paragraph 4 of this Agreement, Executive specifically understands and acknowledges his obligation to keep confidential the information of Senseonics as specified in Exhibit B and represents that he has returned, or will hereafter promptly return, all property and information belonging to Senseonics, including, but not limited to, all keys, access cards, equipment of any kind, technical information, customer information and pricing information, such as customer lists and customer identification information, employee information, specifications, quotations, marketing strategies, inventory records, sales records, and confidential or trade secret materials.  Executive acknowledges that he has not kept, and will not keep, any copies, nor made or retained any abstracts or notes of such information. Executive recognizes that Senseonics has received from third parties confidential or proprietary information subject to a duty on Senseonics’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or use it.

Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that it is disclosed solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. If Executive brings suit against Senseonics for retaliation based on the reporting of a suspected violation of law, he may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and he does not disclose the trade secret except pursuant to court order.

(c)Neither this Agreement nor the fact of this Agreement shall be offered into evidence by any of the parties hereto in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement.  If Executive is subpoenaed for any reason having to do with his employment with Senseonics, he will provide notice of the subpoena by electronic mail or hand delivery within five days of the receipt of the subpoena, and at least five days prior to any requested production of documents or testimony, to Meredith S. Campbell, Esq., Shulman, Rogers, Gandal, Pordy & Ecker, P.A., 12505 Park Potomac Ave., Sixth Floor, Potomac, Maryland 20854.

8.(a)Executive confirms that he has not and agrees that he will at no time willfully make any derogatory statements about or otherwise disparage, defame, impugn or damage the reputation or integrity of Senseonics or any other Releasee, to any person or entity, including but not limited to, any employee, customer, former customer or potential customer of Senseonics, except as provided by Paragraph 4 or in response to valid compulsory legal process or as otherwise required by law, subject to the provisions of Paragraph 4 and Paragraph 7(c) hereof.

(b)Senseonics agrees that during the Transition Period it will work in good faith with Executive to draft a mutually acceptable letter of reference, and that once that letter is drafted, if agreed by Executive it will send the letter in response to any request for reference submitted to Human Resources on behalf of Executive and otherwise direct the CEO, CFO, General Counsel and head of HR to respond to reference inquiries consistently with the letter.

9.Executive agrees that he will not voluntarily aid, provide any information to or assist in any capacity whatsoever any other employee or former employee of Senseonics or any other person, in the pursuit of any claims, actions or proceedings brought against Senseonics or any other Releasee, except in response to valid compulsory legal process or as otherwise required by law, subject to the provisions of Paragraph 4 and Paragraph 7(c) hereof.

10.Executive agrees that all requests for reference shall be directed to Human Resources.  Senseonics agrees that in response to a reference request directed to Human Resources, it will respond with Executive’s title and dates of employment and, if agreed by Executive in writing, the letter and response to reference inquiries referenced in Section 8 (b) above.

11. Executive agrees that the Releasees have no obligation, contractual or otherwise, to rehire, reinstate, re-employ, or recall him in the future, or to consider any employment application submitted by him.  Executive acknowledges and agrees that a refusal by the Releasees to hire him in the future as an employee or independent contractor, whether on a full-time, part-time or temporary basis, shall not be deemed retaliatory.

12.Executive affirms that the only consideration for signing this Agreement are the terms stated herein, that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement.  Executive has accepted the terms of this Agreement because he believes it to be fair and reasonable and for no other reason.  This Agreement, including Exhibit A, sets forth the entire agreement of the parties, and supersedes any and all prior agreements or understandings between the parties, pertaining to the subject matter of this Agreement.  Any modifications or changes to this Agreement must be made in writing and signed by all parties.

13.This Agreement is binding upon and inures to the benefit of Executive, Senseonics and the other Releasees, and their respective, heirs, personal and legal representatives, successors and assigns.  This Agreement may not be assigned by Executive.

14.This Agreement may be executed in counterparts, and execution in such manner shall in no way affect or alter the validity of this Agreement or the rights and responsibilities of the parties thereto.  Facsimile or PDF signatures shall be treated as originals for all purposes.

15.In the event of a dispute regarding the meaning of any language contained in this Agreement, the parties agree that the same shall be accorded a reasonable construction and shall not be construed more strongly against one party than the other by virtue of that party having drafted this Agreement or any portion thereof.

16.This Agreement shall be governed by and interpreted according to the law of the State of Maryland, without regard to or application of choice-of-law rules or principles. The parties to this Agreement agree that any action pursued may only be brought in Maryland and consent to the jurisdiction of the Maryland state and federal courts.  If any provision of this Agreement is held to be invalid, illegal, void or unenforceable, the invalid, illegal, void or unenforceable term shall be deemed not to be a part of this Agreement, and the validity of the remaining terms of this Agreement shall not be affected thereby and shall continue in full force and effect.  The parties agree to waive their right to a trial by jury in any action related to or arising out of this Agreement or Executive’s current employment relationship with Senseonics, except as related to future claims of sexual harassment or retaliation for reporting sexual harassment.

17.Should Executive fail to execute and return this Agreement within 10 days of the date he was presented with this Agreement, the severance offer is revoked and the terms herein are null and void.

[Remainder of Page Intentionally Blank]

THE UNDERSIGNED FURTHER STATE THAT EACH HAS CAREFULLY READ THE FOREGOING AGREEMENT, KNOWS THE CONTENTS THEREOF, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS THEREOF, AND SIGNS THE SAME AS HIS OR HER OWN FREE ACT.

/s/Nick Bryan Tressler
Nick Bryan Tressler	Date: September 1, 2022

SENSEONICS, INCORPORATED
By:	/s/Tim Goodnow	Date: September 1, 2022
Tim Goodnow
President & Chief Executive Officer